Exhibit 1.

Tengasco, Inc.

10215 Technology Park, Suite 301

Knoxville, TN 37932

(865) 675-1554

SUBSCRIPTION AGREEMENT FOR ONE OR MORE EXCHANGE OPTIONS OF SERIES B AND SERIES C PREFERRED STOCK OF TENGASCO, INC.

        The undersigned, hereinafter sometimes referred to as the “Subscriber”, does hereby subscribe to one or more of the EXCHANGE OPTIONS relating to the undersigned’s currently owned shares of Tengasco, Inc. Series B 8% Cumulative Convertible Preferred Stock (“Series B Preferred Stock”) or Series C 6% Cumulative Convertible Preferred Stock (“Series C Preferred Stock”). Any owner of Series B Preferred Stock or Series C Preferred Stock that does not desire to exchange any of his Series B Preferred Stock or Series C Preferred Stock need not and should not execute this Subscription Agreement.

1.     EXECUTION OF DOCUMENTS. The Subscriber delivers to the Company this Subscription Agreement signed by the Subscriber for the purpose of subscribing to one or more of the options (“Exchange Options”) in exchange for all or a portion of his/her Series B Preferred Stock or Series C Preferred Stock (the “Exchange”), indicated on page 11 herein. THE SUBSCRIBER SHALL FILL IN ALL THE COLORED PAGES AND SIGN ON PAGE 11 of this Subscription Agreement, and return the COMPLETE, SIGNED SUBSCRIPTION AGREEMENT to the Company.

2.     SUBSCRIPTION. The Subscriber subscribes for Exchange Options by his surrender of that number of shares of the Subscriber’s existing Series B Preferred Stock or Series C Preferred Stock with a Liquidation Value ($100 per preferred share) that equal the value of Series B Preferred Stock or Series C Preferred Stock the Subscriber desires to exchange.

3.     REPRESENTATIONS AND WARRANTIES. By executing this Subscription Agreement, the undersigned further:

    (a)        acknowledges that the undersigned has received and carefully read the following Reports filed by the Company with the Securities and Exchange Commission: (i) Annual Report on Form 10-K for the year ended December 31, 2004; and (ii) Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005 (collectively referred to as the “Reports”). The undersigned also acknowledges that he has carefully read the Risk Factors contained in paragraph 4 of this Subscription Agreement, has based his decision to subscribe for one or more of the Exchange Options on the information contained in the Reports, and this Subscription Agreement and those documents referred to and incorporated into this Subscription Agreement and has not been furnished with any other offering literature or prospectus;

    (b)        represents and warrants that he is entering into the Exchange for the Exchange Option(s) for his own account as a principal, for investment purposes only and not with a view to, or for, resale or distribution and no other person has a direct or indirect beneficial interest in such Exchange Option(s) selected. Further, the undersigned does not have any contract, understanding, agreement or arrangement with any person to sell or transfer to such person or to any third person, with respect to any of the Exchange Option(s) selected. FOR THE PURPOSES OF THIS AGREEMENT, THE TERM “EXCHANGE OPTION(S)” SHALL MEAN ANY SECURITY OR SHARES ISSUED OR TO BE ISSUED PURSUANT TO THE EXCHANGE OPTION(S);

    (c)        represents and warrants that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective Exchange Option(s);

    (d)        represents and warrants that he is able to bear the economic risk of losing his entire investment in the Exchange for the Exchange Option(s) and is not relying on the Company with respect to advice as to the economic considerations in this investment;

    (e)        represents and warrants that his overall commitment to investments which are not readily marketable is not disproportionate to his net worth, and his Exchange for the Exchange Option(s) will not cause such overall commitment to become excessive;

    (f)        understands that the Company shall have the right, in its sole discretion, to accept or reject this subscription, in whole or in part, at any time prior to closing, or to allocate to him fewer than the number of Exchange Option(s) he has subscribed for. The Company will notify him whether this subscription is accepted or rejected. In the event his subscription is rejected, his payment will be returned to him with interest (to the extent obtained) and all of his obligations hereunder shall terminate;

    (g)        understands that the Exchange Option(s) have not been registered under the Securities Act of l933, as amended (the “Securities Act”) and, as the result thereof, are subject to substantial restrictions, which restrictions are described in the Risk Factors set forth below;

    (h)        agrees and understands that he will not sell or otherwise transfer any Exchange Option(s) or any interest therein unless the Exchange Option(s) are registered under the Securities Act and any other applicable securities laws or the undersigned obtains an opinion of counsel which is satisfactory to the Company (both as to the issuer of the opinion and the form and substance thereof) that the Exchange Option(s) may be transferred in reliance on an applicable exemption from such registration requirements;

    (i)        understands that no Federal or state agency has approved or disapproved the Exchange Option(s), passed upon or endorsed the merits of the offering thereof, or made any finding or determination as to the fairness of the Exchange for the Exchange Option(s);

    (j)        acknowledges that all material documents, records, and books pertaining to the Exchange have on request been made available to him and his advisers;

    (k)        acknowledges that if he is entering into the Exchange for the Exchange Option(s) subscribed for hereby in a fiduciary capacity, the above representations and warranties shall be deemed to have been made on behalf of the person or persons for whom he is so purchasing;

    (l)        acknowledges that the Company has made available to him or her and his purchaser representative, if any, the opportunity to ask questions of, and receive answers from the Company or its representatives regarding its proposed business operations and has been given the opportunity for a reasonable time prior to the date hereof to review such additional information necessary to verify the accuracy of the Reports or such other information which was provided to the undersigned in order to evaluate the merits and risks of the Exchange for the Exchange Option(s) to the extent the Company could acquire it without unreasonable effort or expense;

    (m)        acknowledges that if he has used the services of a purchase representative in connection the Exchange, his purchaser representative has disclosed any material relationship which exists between each purchaser representative or his affiliates and the Company and its affiliates, which now exists or mutually is understood to be contemplated or which has existed at any time during the previous two years, and setting forth any compensation received or to be received as a result of such relationship;

    (n)        ACKNOWLEDGES THAT HE UNDERSTANDS THAT:

THE INFORMATION PROVIDED HEREIN HAS NOT BEEN REVIEWED BY THE ATTORNEY GENERAL OF ANY STATE AND NO ATTORNEY GENERAL OF ANY STATE HAS PASSED ON OR ENDORSED THE MERITS OF THE EXCHANGE FOR THE EXCHANGE OPTION(S). ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL;

    (o)        understands that the Exchange Option(s) are being offered and the Exchange is being made in reliance on specific exemptions from the registration requirements of Federal and State securities law and that the Company, relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of the undersigned to enter into the Exchange for the Exchange Option(s);

    (p)        represents, warrants, and agrees that no representative or warranties have been made to the undersigned by the Company, or any officer, employee, agent, affiliate or subsidiary of the Company, other than the representations of the Company contained in the written Reports, and in subscribing for the Exchange Option(s) the undersigned is not relying upon any representations other than those contained in such Reports.

    (q)        represents, warrants, and agrees that any information which the undersigned furnishes to the Company with respect to his financial position and business experience is correct and complete as of the date of this Subscription Agreement and if there should be any material change in such information he will immediately furnish such revised or corrected information to the Company;

    (r)        represents and warrants that the undersigned, if an individual, is a citizen of the United States, and is at least 21 years of age, or if a partnership, corporation or trust, the members, shareholders or beneficiaries thereof are all citizens of the Unites States and each is at least 21 years of age. The address set forth below is the undersigned’s correct home address, or if the undersigned is other than an individual, the undersigned’s correct home address, or if the undersigned is other than an individual, the undersigned’s correct principal office and the undersigned has no present intention of changing such address;

    (s)        understands that the Exchange for the Exchange Option(s) is a speculative investment which involves a high degree of risk of loss of the entire investment in the Company;

    (t)        authorizes the Company or its respective designees to call the undersigned’s bank or place of employment or otherwise inquire regarding the undersigned’s financial standing;

    (u)        understands and agrees that the foregoing representations, warranties and agreements shall survive the date of acceptance of this Agreement by the Company and that the information set forth herein regarding the undersigned is true and correct; and

    (v)        acknowledges that he understands the meaning of the representations made by him in this Subscription Agreement, and that the Company will be requesting certain background and financial information from him in order to verify that he is eligible to subscribe for the Exchange Option(s), and that such information must be true and correct inasmuch as the Company is relying upon the accuracy of such information.

4.     RISK FACTORS. An investment in the Company or in the shares of the Company’s common stock involves a high degree of risk. You should carefully consider the following factors and other information presented before deciding to enter into the Exchange for the Exchange Options. If the Company does not successfully address any one or more of the risks described below, there could be a material adverse effect on the Company’s financial condition, operating results and business.

The Company’s Auditors Have Issued Their Audit Report, Which Includes A Paragraph Emphasizing Substantial DoubtAbout
the Company’s Ability To Continue As A Going Concern.

        Management has indicated in the notes to the Company’s Consolidated Financial Statements for the year ended December 31, 2004, that circumstances raise substantial doubt about the Company’s ability to continue as a going concern, which depends upon the Company’s ability to obtain long-term debt or raise capital to satisfy the Company’s cash flow requirements. The Company must make substantial capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, the Company has paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. The Company’s ability to re-work existing wells, drill new wells and acquire new properties is dependent upon the Company’s ability to fund these expenditures. Although the Company anticipated that after the resolution of its dispute with its primary lender, Bank One, it would be able to find alternative institutional sources of financing for its activities, to date it has been unable to do so. The Company’s inability to obtain a replacement credit facility to fund its operations combined with the fact that the Company is still in the early stages of its oil and gas operating history, during which time it has a history of losses from operations and has an accumulated deficit of ($33,517,963) and a working capital deficit of ($6,882,318) as of December 31, 2004, the Company’s public accountants issued their opinion which emphasized their substantial doubt about the Company’s ability to continue as a going concern as described above.

        At the present time and if and until the Company is able to obtain institutional financing, the Company must obtain the necessary funds to proceed with the Company’s operations from other sources, such as equity investments or joint ventures with other companies. In addition, the Company’s revenues or cash flows could decline in the future because of a variety of reasons, including lower oil and gas prices or the inoperability of some or all of the Company’s existing wells. If the Company’s revenues or cash flows decrease or the Company is unable to procure additional financing, the Company would be required to reduce production over time or would otherwise be adversely affected, which would adversely impact the Company’s ability to continue in business. In addition to the Company’s operational cash requirements, the Company has a significant amount of loans and other obligations either due or maturing August 20, 2005 including interest-bearing loans in the aggregate principal amount of approximately $700,000 plus accrued dividends on preferred stock in an aggregate amount in excess of $649,000. The Company can make no assurances that it will obtain any additional funding required, in which event it may not be able to continue as a going concern.

Declines In Oil and Gas Prices Will Materially Adversely Affect the Company.

        The Company’s future financial condition and results of operations will depend in part upon the prices obtainable for the Company’s oil and natural gas production and the costs of finding, acquiring, developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond the Company’s control. These factors include worldwide political instability (especially in the Middle East and other oil-producing regions), the foreign supply of oil and gas, the price of foreign imports, the level of drilling activity, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. A substantial or extended decline in oil and gas prices would have a material adverse effect on the Company’s financial position, results of operations, quantities of oil and gas that may be economically produced, and access to capital. Oil and natural gas prices have historically been and are likely to continue to be volatile. This volatility makes it difficult to estimate with precision the value of producing properties in acquisitions and to budget and project the return on exploration and development projects involving the Company’s oil and gas properties. In addition, unusually volatile prices often disrupt the market for oil and gas properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

There Are Risks In Rates Of Oil and Gas Production, Development Expenditures, and Cash Flows.

        Projecting the effects of commodity prices on production, and timing of development expenditures include many factors beyond the Company’s control. The future estimates of net cash flows from the Company’s proved reserves and their present value are based upon various assumptions about future production levels, prices, and costs that may prove to be incorrect over time. Any significant variance from assumptions could result in the actual future net cash flows being materially different from the estimates.

Oil and Gas Operations Involve Substantial Costs and Are Subject To Various Economic Risks.

        The Company’s oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause the Company’s exploration, development and production activities to be unsuccessful. This could result in a total loss of the Company’s investment. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

The Company Has Significant Costs To Conform To Regulation Of The Oil and Gas Industry.

        The Company’s exploration, production and marketing operations are regulated extensively at the federal, state and local levels. The Company has made and will continue to make large expenditures in its efforts to comply with the requirements of environmental and other regulations. Further, the oil and gas regulatory environment could change in ways that might substantially increase these costs. Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect the Company’s operations and limit the quantity of hydrocarbons it may produce and sell. In addition, at the federal level, the Federal Energy Regulatory Commission regulates interstate transportation of natural gas under the Natural Gas Act. Other regulated matters include marketing, pricing, transportation and valuation of royalty payments.

The Company Has Significant Costs Related To Environmental Matters.

        The Company’s operations are subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. The Company owns or leases, and has owned or leased, properties that have been leased for the exploration and production of oil and gas and these properties and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and similar state laws. Under such laws, the Company could be required to remove or remediate wastes or property contamination.

        Laws and regulations protecting the environment have generally become more stringent and, may in some cases, impose “strict liability” for environmental damage. Strict liability means that the Company may be held liable for damage without regard to whether it was negligent or otherwise at fault. Environmental laws and regulations may expose the Company to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

        The Company’s ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. The Company’s current permits and authorizations and ability to get future permits and authorizations may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs or delays in receiving appropriate authorizations.

Insurance Does Not Cover All Risks.

        Exploration for and production of oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, injury to persons, loss of life, or damage to property or the environment. Although the Company maintains insurance against certain losses or liabilities arising from its operations in accordance with customary industry practices and in amounts that management believes to be prudent, insurance is not available to the Company against all operational risks.

The Company Is Not Competitive With Respect To Acquisitions Or Personnel.

        The oil and gas business is highly competitive. In addition, the Company is presently in a weak financial condition. In seeking any suitable oil and gas properties for acquisition, or drilling rig operators and related personnel and equipment, the Company is not able to compete with most other companies, including large oil and gas companies and other independent operators with greater financial and technical resources and longer history and experience in property acquisition and operation.

The Company Depends On Key Personnel, Whom It May Not Be Able To Retain Or Recruit.

        Members of present management and certain Company employees have substantial expertise in the areas of endeavor presently conducted and to be engaged in by the Company. To the extent that their services become unavailable, the Company would be required to retain other qualified personnel. The Company does not know whether it would be able to recruit and hire qualified persons upon acceptable terms. The Company does not maintain “Key Person” insurance for any of the Company’s key employees.

      General Economic Conditions.

        Virtually all of the Company’s operations are subject to the risks and uncertainties of adverse changes in general economic conditions, the outcome of pending and/or potential legal or regulatory proceedings, changes in environmental, tax, labor and other laws and regulations to which the Company is subject, and the condition of the capital markets utilized by the Company to finance its operations.

5.     GENERAL INFORMATION ABOUT THE SUBSCRIBER

(a) Name of Subscriber: __________________________________________

(b)     Address and telephone number of Subscriber:

(c)	Social Security or Tax ID Number of Subscriber: _____________________________________

(d)	Can Subscriber afford to hold Subscriber’s investment in the Company for an indefinite period of time? (Answer yes or no) Yes _____ No _____

(e)	Can Subscriber afford a loss of its prospective investment in the Company? (Answer yes or no) Yes _____ No _____

(f)	If Subscriber is not an individual:

(1)	Is Subscriber’s principal place of business located, or does Subscriber have substantial amounts of assets, in any other state(s)? If yes, which state(s)?

(2)	In which state(s), if any, does Subscriber file state or local franchise, business or other tax returns?

(3)	In which state(s) is Subscriber authorized to do business?

(4)	Subscriber is (check appropriate type and give the requested information):

Corporation (jurisdiction and date of incorporation):

__________Partnership (jurisdiction and date where original Certificate filed or date of Partnership Agreement if filing not required):

__________ Trust (jurisdiction and date of Trust Agreement): _________ Other (Describe):

_
(5)	Was Subscriber organized for the specific purpose of acquiring the Unit(s)? (Answer yes or no) Yes _____ No _____

(g)     Subscriber is an “accredited investor” because it falls within the applicable category(ies) checked below:

__________ (1) Any employee benefit plan (a “Qualified Plan”) within the meaning of ERISA, if a self-directed plan, with investment decisions made solely by persons that are Accredited investors; or if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million; or

__________ (2) Any bank as defined in section 3(a)(2) of the Act, or any savings or loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees if such plan has total assets in excess of $5 million; or

__________ (3) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940; or

__________ (4) Any organization described in section 501(c)(3) of the Internal Revenue Code of 1986, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Exchange Option(s), with total assets in excess of $5,000,000; or

__________ (5) Any natural person whose individual net worth, or joint net worth that persons’ spouse, at the time of his purchase exceeds $1,000,000; or

__________ (6) Any natural person who had an income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current Year; or

__________ (7) Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of purchasing the Exchange Option(s), whose purchase is directed by a “Sophisticated” person; or

__________ (8) Any entity in which all of the equity owners are "Accredited investors."

    6.        MISCELLANEOUS. The representations, warranties and agreements contained herein shall survive the delivery of Series B Preferred Stock or Series C Preferred Stock certificates for Exchange and the payment or issuance of any cash, stock, or interest for any Exchange option(s) subscribed.

    7.        SERIES B OR SERIES C SHARE CERTIFICATES for the value of the Exchange Option(s) subscribed hereby are tendered herewith by delivery of original share certificates for the Company’s Series B or C Convertible Preferred Stock. If the number of shares to be exchanged is less than the number of shares represented by the Certificate tendered, the Company will reissue a new Series B Preferred Stock or Series C Preferred Stock certificate for the number of shares representing the difference in the shares stated in the certificate tendered and the number of shares necessary for the Exchange Options subscribed.

    8.        OPTIONS OFFERED. The following is a statement of the terms of each of the three Exchange Options offered:

OPTION 1-

EXCHANGE of SERIES B PREFERRED STOCK OR SERIES C PREFERRED STOCK FOR CASH
TERMS OF OPTION 1:

You may EXCHANGE Series B Preferred Stock or Series C Preferred Stock for cash in an amount equal to 66.67% of the outstanding principal amount, accrued and unpaid dividends and interest of the Series B Preferred Stock or Series C Preferred Stock, in full satisfaction of the Company’s obligations relating to the Series B Preferred Stock or Series C Preferred Stock.

The cash payment to be issued for this exchange for cash will be forwarded to the subscriber within five business days of the receipt of the original Series B Preferred Stock or Series C Preferred Stock certificate and the Subscription Agreement signed by the Subscriber electing this option.

If a Subscriber elects to restructure less than all of his existing Series B Preferred Stock or Series C Preferred Stock for cash or any combination of the other Exchange Options, the Company will reissue a Series B or Series C certificate in the amount of the original Series B or C Shares not restructured.

-OPTION 2-

        EXCHANGE of SERIES B PREFERRED STOCK OR SERIES C PREFERRED STOCK FOR INTEREST IN DRILLING PROGRAM UNIT.

You may Exchange Series B or Series C Shares, on a dollar for dollar basis, for an interest in a drilling program to drill oil wells in Kansas. All terms of the program are set out in Tengasco, Inc. document entitled “KANSAS TWELVE WELL DRILLING PROGRAM” dated August 1, 2005 and incorporated herein by this reference.

-OPTION 3-

        EXCHANGE of SERIES B PREFERRED STOCK OR SERIES C PREFERRED STOCK FOR COMMON STOCK of TENGASCO, INC.

TERMS OF OPTION 3:

You may Exchange Series B Preferred Stock or Series C Preferred Stock for common shares of Tengasco, Inc. at $1.00 of Series B Preferred Stock or Series C Preferred Stock at the rate of four shares of common stock. The shares would be issued within 5 business days of receipt of signed Subscription Agreement and original Series B Preferred Stock or Series C Preferred Stock Certificate for shares subject to this reconstruction option. Under Rule 144, the common shares issued would generally (unless the Subscriber is an affiliate of the Company) be issued in unrestricted form and be tradable by the Subscriber. If a Subscriber elects to restructure less than all of his existing Series B Preferred Stock or Series C Preferred Stock for common stock or any combination of the other Exchange Options, the Company will reissue a Series B or C certificate in the amount of the original Series B or C Shares not restructured.

9. EXCHANGE OPTION(S) SUBSCRIBED. The undersigned Subscriber submits this Subscription, for the Exchange Options as indicated. The total number and face value of Series B Preferred Stock or Series C Preferred Stock to be Exchanged may be less than, but not more than, the total value of shares you now own.

FACE VALUE ONLY IS SHOWN IN THE FOLLOWING TABLE. THE COMPANY CALULATES THAT AS OF JUNE 30, 2005, THE COMPANY OWES THE ADDITIONAL AMOUNTS TO YOU OF $216,000 IN DIVIDENDS AND $21,060 INTEREST ON UNPAID DIVIDENDS. THE COMPANY WILL CALCULATE AND APPORTION THE DIVIDENDS AND INTEREST ATTRIBUTABLE TO THE EXCHANGED SHARES IN PROPORTION TO THE EXCHANGE OPTIONS YOU SELECT.

x	Exchange Face Value, Dividends, and Interest for Common Stock (Terms as set out in Paragraph 8)	Number of B or C shares owned 9,000	Value of shares owned $900,000

SUBSCRIBER: Dolphin Offshore Partners, L.P.	ACCEPTED: TENGASCO, INC.
s/Peter E. Salas	BY: s/ Jeffrey R. Bailey
(Signature)	JEFFREY R. BAILEY, PRESIDENT
DATE: 8/18/05	DATE: 8/22/05